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                                                           For Immediate Release



Contacts:       For Media:     John Calagna
                               (212) 578-6252

                For Investors: Kevin Helmintoller
                               (212) 578-5140


                 JOHN C. DANFORTH RESIGNS FROM METLIFE'S BOARD

NEW YORK, June 29, 2004 - MetLife, Inc. (NYSE: MET) announced today that, due to his confirmation as U.S. ambassador to the United Nations, John C. Danforth, former U.S. senator from Missouri, has resigned from the boards of directors of MetLife, Inc. and Metropolitan Life Insurance Company, its subsidiary. His resignation is effective June 25, 2004.

"Jack has made a number of valuable contributions as a member of MetLife's board. While we regret his departure, we recognize that his new role is an important honor for him as well as a recognition of his integrity as a leader and his experience in international affairs," said Robert H. Benmosche, chairman and chief executive officer, MetLife, Inc. "The United States, as well as the international community, will be well served by Jack assuming this new role."

Danforth was first elected to the MetLife boards in 2000.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve individuals in approximately 13 million households in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies serve approximately 8 million customers through direct insurance operations in Argentina, Brazil, Chile, China, Hong Kong, India, Indonesia, Mexico, South Korea, Taiwan and Uruguay. For more information about MetLife, please visit the company's Web site at www.metlife.com.

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